Exhibit 99.2

Perma-Fix Reports EBITDA of $3.5 Million and
Net Income of $1.9 Million for the Third Quarter of 2014

Treatment Segment Revenue Increases 42% Compared to Third Quarter of 2013

Treatment Segment Backlog Increases 75% from the Second Quarter of 2014

ATLANTA – November 6, 2014 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the third quarter ended September 30, 2014.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “I am pleased to report significiant improvement in our performance in the third quarter. For the quarter ending September 30, 2014, our Treatment Segment revenue increased 42 percent, and our gross margin increased to 33 percent from 16 percent for the same period last year. We achieved $3.5 million of EBITDA and $1.9 million of net income. This improvement is the result of higher volume in our Treatment Segment, more project work in our Services Segment and our cost reduction initiatives implemented over the past six months. At the same time, we strengthened our balance sheet with improved working capital and a positive cash balance. Following an extended period in a very difficult market environment, we believe we are now well positioned to resume continued profitability and growth. We are encouraged by the outlook for the fourth quarter and fiscal 2015 given our sales pipeline within the Services Segment and our improved backlog within the Treatment Segment. Backlog at quarter end was $10.7 million, an increase of more then 75% compared to the second quarter of 2014.”

“We are in the process of completing the recent funding of our medical isotope (“Tc-99m”) technology with European investors at the subsidiary level and expect this financing to be completed during November 2014. In addition, we were recently awarded a notice of allowance on our patent application, which allowed all our claims. This very broad patent is a major milestone for the company. We continue to advance the technology and are in ongoing discussions with potential strategic partners from within the industry. We look forward to announcing additional developments as they unfold.”

Financial Results

Revenue for the third quarter of 2014 was $16.9 million versus $19.1 million for the same period last year. Revenue for the Treatment Segment was $12.7 million compared to $8.9 million for the same period in 2013 due to higher waste volume. Revenue from the Services Segment was $4.2 million versus $10.2 million for the same period in 2013. The overall reduction in revenue was primarily due to the termination of the CH Plateau Remediation Company (“CHPRC”) subcontract effective September 30, 2013 which generated revenue of approximately $5.7 million during the three months ended September 30, 2013.

Gross profit for the third quarter of 2014 was $5.6 million versus $3.1 million for the third quarter of 2013. Gross margin increased to 33.0% from 16.4% for the same period last year primarily due to higher waste volume and fixed expense reductions in both segments resulting from our continued efforts to streamline our costs.

Operating income for the third quarter of 2014 was $2.6 million as compared to an operating loss of $667,000 for the third quarter of 2013. Net income attributable to common stockholders for the third quarter of 2014 was $1.9 million or $0.16 per share, versus a net loss of $808,000 or ($0.07) per share, for the same period in 2013.

The Company recorded Adjusted EBITDA of $3.5 million from continuing operations during the quarter ended September 30, 2014, as compared to Adjusted EBITDA of $770,000 for the same period of 2013. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurement of EBITDA may not be comparable to similarly titled measures reported by other companies. Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of Safety and Ecology Corporation (“SEC”) and the goodwill impairment charges for the Schrieber, Yonley and Associates, Inc. (“SYA”) (recorded in 2014) and CHPRC reporting units (recorded in 2013), the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to income (loss) from continuing operations for the three and nine months ended September 30, 2014 and 2013.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2014	2013	2014	2013
Income (loss) from continuing operations	$2,344	$(568)	$(3,720)	$(4,436)

Adjustments:
Depreciation & amortization	973	1,267	3,282	3,843
Interest income	(7)	(8)	(20)	(27)
Interest expense	138	252	505	597
Interest expense - financing fees	52	40	133	87
Income tax expense (benefit)	30	(383)	90	(1,943)

EBITDA	3,530	600	270	(1,879)

Cost in excess of revenue and amortization of acquired contracts	—	170	—	1,003
Impairment loss on goodwill	—	—	380	1,149

Adjusted EBITDA	$3,530	$770	$650	$273

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended		Nine Months Ended
	September 30, 2014		September 30, 2014
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$12,705	$4,200	$29,773	$10,333
Gross profit	4,943	638	6,379	853
Segment profit (loss)	3,985	10	2,977	(1,981)

	Three Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2013
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$8,929	$10,143	$26,379	$35,306
Gross profit	1,801	1,328	3,968	3,722
Segment profit (loss)	616	387	524	(432)

Conference Call

Perma-Fix will host a conference call at 11:00 AM ET November 6, 2014. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or 201-689-8565 for international callers. A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight November 13, 2014, and can be accessed by calling: 877-660-6853 (U.S. callers) or 201-612-7415 (international callers) and entering conference ID: 13594729.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide. Please visit us on the World Wide Web at http://www.perma-fix.com.

Perma-Fix Medical, a subsidiary of Perma-Fix Environmental Services, Inc., was formed to develop, obtain the U.S. Food and Drug Adminstration (“FDA”) and other regulatory approval and commercialize a new process to produce Technetium-99 (Tc-99m), the most widely used medical isotope in the world. The new process is expected to address global supply chain concerns related to Tc-99m as it is less expensive, does not require the use of government-subsidized, weapons-grade materials and can be easily deployed around the world using standard research and commercial reactors, thereby eliminating the need for special purpose reactors. Additional information is available at http://www.medical-isotope.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: we believe we are now well positioned to resume continued profitability and growth; encouraged by the outlook for the fourth quarter and fiscal year 2015; commercializing the medical isotope technology; and completing the financing for our Polish subsidiary. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing and appropriate funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; the Polish authority fails to approve certain legal requirments to complete the financing for our Polish subsidiary; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2013 Form 10-K and Forms 10-Q for quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2014	2013	2014	2013

Net revenues	$16,905	$19,072	$40,106	$61,685
Cost of goods sold	11,324	15,943	32,874	53,995
Gross profit	5,581	3,129	7,232	7,690

Selling, general and administrative expenses	2,733	3,276	8,916	10,833
Research and development	253	520	941	1,420
Impairment loss on goodwill	—	—	380	1,149
(Gain) loss on disposal of property and equipment	(25)	—	(41)	2
Income (loss) from operations	2,620	(667)	(2,964)	(5,714)

Other income (expense):
Interest income	7	8	20	27
Interest expense	(138)	(252)	(505)	(597)
Interest expense-financing fees	(52)	(40)	(133)	(87)
Other	(63)	—	(48)	(8)
Income (loss) from continuing operations before taxes	2,374	(951)	(3,630)	(6,379)
Income tax expense (benefit)	30	(383)	90	(1,943)
Income (loss) from continuing operations, net of taxes	2,344	(568)	(3,720)	(4,436)

Loss from discontinued operations, net of taxes	(462)	(240)	(1,897)	(224)
(Loss) gain on insurance settlement of discontinued operations, net of taxes	(11)	—	3,530	—
Net income (loss)	1,871	(808)	(2,087)	(4,660)

Net loss attributable to non-controlling interest	—	—	—	(64)

Net income (loss) attributable to Perma-Fix Environmental Services, Inc. common stockholders	$1,871	$(808)	$(2,087)	$(4,596)

Net income (loss) per common share attributable to Perma-Fix
Environmental Services, Inc. stockholders - basic:
Continuing operations	$.20	$(.05)	$(.32)	$(.39)
Discontinued operations	(.04)	(.02)	(.17)	(.02)
Gain on insurance settlement of discontinued operations, net of taxes	—	—	.31	—
Net income (loss) per common share	$.16	$(.07)	$(.18)	$(.41)

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - diluted:
Continuing operations	$.20	$(.05)	$(.32)	$(.39)
Discontinued operations	(.04)	(.02)	(.17)	(.02)
Gain on insurance settlement of discontinued operations, net of taxes	—	—	.31	—
Net income (loss) per common share	$.16	$(.07)	$(.18)	$(.41)

Number of common shares used in computing net income (loss) per share:
Basic	11,449	11,353	11,434	11,292
Diluted	11,490	11,353	11,434	11,292

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2014	2013

ASSETS
Current assets:
Cash and equivalents	$3,005	$368
Account receivable, net of allowance for doubtful accounts of $1,905 and $1,932	9,798	8,106
Unbilled receivables	5,816	4,917
Other current assets	3,906	3,604
Assets of discontinued operations included in current assets, net of allowance doubtful accounts of $0 and $13, respectively	26	3,114
Total current assets	22,551	20,109

Net property and equipment	23,555	26,060
Property and equipment of discontinued operations, net of accumulated depreciation of $10 and $55, respectively	681	1,367
Intangibles and other assets	42,161	44,064
Total assets	$88,948	$91,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,183	$19,073
Current liabilities related to discontinued operations	1,594	3,994
Total current liabilities	22,777	23,067

Long-term liabilities	15,897	18,345
Long-term liabilities related to discontinued operations	1,336	602
Total liabilities	40,010	42,014
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $787 and $738, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 and 75,000,000 shares authorized, respectively; 11,456,536 and 11,406,573 shares issued, respectively; 11,448,894 and 11,398,931outstanding, respectively	11	11
Additional paid-in capital	103,654	103,454
Accumulated deficit	(57,165)	(55,078)
Accumulated other comprehensive (loss) income	(6)	2
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	46,406	48,301
Non-controlling interest on Perma-Fix Medical S.A.	1,247	—
Total stockholders' equity	47,653	48,301
Total liabilities and stockholders' equity	$88,948	$91,600